UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 21, 2010

C&D Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 619-2700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

Following receipt of approval from its stockholders, on December 21, 2010, C&D Technologies, Inc. (the “Company”) filed a certificate of amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock, par value $.01 per share (“Common Stock”), from 75,000,000 to 600,000,000, and to effect a forward stock split, by which each outstanding share of Common Stock would be combined and reclassified into 1.37335 shares of Common Stock, such ratio having been determined by the Board of Directors of the Company. As a result, the 26,646,325 shares of outstanding Common Stock immediately prior to the forward stock split, will be combined and reclassified into an aggregate of 36,594,730 shares of Common Stock. The Company will pay cash in lieu of fractional shares resulting from the forward stock split, at the rate of $0.26 per share.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The description included under Item 3.03 above is incorporated herein by reference. A copy of the certificate of amendment to certificate of incorporation is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 8.01.	Other Events.

On December 21, 2010, the Company issued a press release announcing the expiration of its outstanding offers to exchange all of the Company’s aggregate outstanding principal of its 5.25% Convertible Notes due 2025 and all of the Company’s aggregate outstanding principal of its 5.50% Convertible Notes due 2026 and the results of the exchange offers. A copy of the full press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of C&D Technologies, Inc.
99.1	Press Release dated December 21, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC.

By: /s/ Ian J. Harvie
Ian J. Harvie, Vice President and Chief Financial Officer

Date: December 21, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Name

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of C&D Technologies, Inc.

99.1	Press release dated December 21, 2010.

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